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Exhibit 15 to the June 30, 1998 Form 10-Q of Sierra Pacific Resources



Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89511

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sierra Pacific Resources and subsidiaries for the periods ended June 30, 1999 and 1998, as indicated in our report dated August 5, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, is incorporated by reference in Registration Statement No. 333-4374 of Sierra Pacific Resources on Form S-3, Registration Statement No. 333-62895 on Form S-4, and Registration Nos. 2-92454, 33-87646, and 33-48152 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Reno, Nevada
August 9, 1999

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